ARMSTRONG NON-EMPLOYEE DIRECTORS COMPENSATION SUMMARY1

Annual Retainer Fees

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$185,000 — consisting of a Board retainer of approximately $85,000 per year plus an annual award of restricted stock or stock units, granted in accordance with the 2008 Directors Stock Unit Plan, valued at approximately $100,000.

▪	Additional annual retainers as follows:

•	$190,000 for non-executive Chairman of the Board — such amount to be split evenly between a cash retainer of approximately $95,000 and in equity of approximately $95,000

•	$20,000 for the Audit Committee Chair

•	$20,000 for the Management Development and Compensation Committee Chair

•	$10,000 for the Nominating and Governance Committee Chair

▪	Cash is paid quarterly in arrears. The annual stock unit grant is made on the first business day following the first regular Board meeting following the annual meeting of shareholders.

▪
Cash payments and stock unit grants may be pro-rated by the Board to correspond to the period of time to be served by the director between such director’s election and the next annual meeting of the shareholders.

Special Assignment Fees

▪
From time to time the Board may establish ad hoc committees in connection with special assignments outside the scope of the standing committees. Following recommendation of the Nominating and Governance Committee, the Board determines the appropriate compensation taking into consideration time, effort and travel required of the directors involved.

▪	A special assignment fee of $2,500 per diem ($1,250 for less than 4 hours) may be paid in connection with one-on-one meetings with CEO, plant visits, and other non-scheduled significant activities.

Perquisites

▪	Directors and Officers Liability Insurance

▪	Travel Accident Insurance

▪	Participation in Armstrong Foundation’s Higher Education Gift-Matching Program (Provided by the Foundation, a separate legal entity, subject to its discretion.)

▪	Participation in Armstrong’s Employee Purchase Programs (Policy C-350)

Stock Ownership Requirement

Each director shall acquire such number or value of units or shares of common stock of the Company as is specified in the Company’s Corporate Governance Principles. This requirement is waived as to directors designated by shareholders who, while not holding shares individually, nevertheless have an equity interest in common stock of the Company by virtue of their position with the shareholder.

Note: At the request of Messrs. Bonderman and Burns, and as adopted by the Board on September 22, 2009, neither Mr. David Bonderman nor Mr. Kevin Burns receive compensation for his service as a director.

1 This summary is intended to provide an overview of the components of the Armstrong Non-employee Directors Compensation. The applicable plans, including the 2008 Directors Stock Unit Plan, and policies referenced herein contain detailed terms and conditions. In the event of a discrepancy between this summary and any plan document or Company policy, the terms and conditions of the plan document or pertinent Company policy shall govern.